Exhibit (d)(8)

FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT TO INVESTMENTADVISORY AGREEMENT (this “Amendment”) is effective as of April 28, 2023, by and between Hennessy Advisors, Inc., a California corporation (the “Adviser”), and Hennessy Funds Trust, a Delaware statutory trust (the “Trust”).

RECITALS

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory Agreement dated December 23, 2022, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Amendments. Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

2. Miscellaneous.

a.      Except as amended hereby, the Agreement shall remain in full force and effect.

b.      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * *

(Signature page follows.)

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

HENNESSY ADVISORS, INC. By: /s/ Teresa M. Nilsen Teresa M. Nilsen President	HENNESSY FUNDS TRUST By: /s/ Neil J. Hennessy Neil J. Hennessy President

Signature Page to First Amendment to Investment Advisory Agreement

SCHEDULE A

(as of April 28, 2023)

Name of Fund	Advisory Fee per Annum (as a % of average daily net assets)

Hennessy Stance ESG ETF	0.95%

Schedule A